Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is made and entered into as of June 6, 2012 (the “Effective Date”), by and between David L. Keller (“Executive”) and Global Power Equipment Group Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the Parties and individually as a Party.

WHEREAS, Executive and the Company have determined to provide for the termination of Executive’s employment with the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Termination of Employment. Executive agrees to continue performing services for the Company in his capacity as President and Chief Executive Officer of the Company from the Effective Date until June 30, 2012 (the “Separation Date”) in accordance with the terms, and subject to the conditions, of the Employment Agreement between Executive and the Company dated September 11, 2009 (the “Employment Agreement”), including without limitation the Company’s obligation to continue paying Executive his base salary at the level in effect as of the Effective Date and providing Executive of all the benefits set forth in Section 5 of the Employment Agreement, in each case through the Separation Date. Effective as of the Separation Date, Executive’s employment with the Company and its affiliates (including, without limitation, as President and Chief Executive Officer of the Company) shall terminate and Executive shall cease to be an employee and officer of any and all of the foregoing. In addition, as of the Separation Date, Executive shall resign from any and all directorships Executive may hold with the Company or any of its affiliates, including from the Board of Directors of the Company. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon the Separation Date, regardless of when or whether he executes any such documentation. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

2. Accrued Benefits. The Company shall pay or provide to Executive the following payments and benefits:

(a) Salary and Vacation Pay. On the Separation Date, the Company shall issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay through the Separation Date.

(b) Expense Reimbursements. The Company, within 30 calendar days after the Separation Date, shall reimburse Executive for any and all reasonable business expenses incurred by Executive in connection with the performance of his duties prior to the Separation Date, which expenses shall be submitted by Executive to the Company with supporting receipts and/or documentation no later than 15 calendar days after the Separation Date.

3. Severance Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the release attached as Exhibit B to this Agreement (the “Release”) and as provided in Section 4 of this Agreement, and provided that Executive has fully complied with his obligations set forth in Section 1 of this Agreement, the Company shall pay or provide to Executive the following payments and benefits, which Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement:

(a) Annual Incentive. The Company shall pay to Executive, in lieu of any payment under the Company’s Incentive Compensation Plan for the 2012 fiscal year, a pro-rated annual incentive of $210,540, which shall be payable in a single lump sum no later than 45 calendar days after the Separation Date, provided that the Release described in Section 4 below becomes effective and irrevocable in accordance with its terms within this 45-day period.

(b) Equity Awards. The Parties acknowledge that Exhibit A provides a complete and accurate listing of all outstanding and unvested restricted share units held by Executive as of the Separation Date (the “RSUs”), along with the applicable vesting dates for the RSUs. As of the Separation Date, Executive shall vest in that portion of the RSUs that otherwise would have vested on March 31, 2013 had he remained employed with the Company through that date and assuming for this purpose that the Company had achieved the “target” performance level for the entire 2012 performance period, which the Parties acknowledge and agree covers 33,373 units in the aggregate (the “Vested RSUs”). The Vested RSUs shall be paid to Executive, in accordance with the terms, and subject to the conditions, of the applicable award agreement, on the following dates: (i) the shares underlying the portion of the Vested RSUs granted on September 14, 2009 and March 23, 2010 shall be delivered to Executive on January 2, 2013, provided that the Release described in Section 4 below shall have become effective and irrevocable in accordance with its terms prior to that date, and (ii) the shares underlying the portion of the Vested RSUs granted on July 21, 2011 shall be delivered to Executive no later than 45 calendar days after the Separation Date, provided that the Release described in Section 4 below becomes effective and irrevocable in accordance with its terms within this 45-day period. The Parties acknowledge that pursuant to the terms of the applicable equity plan, Executive may elect on a form provided by the Company, and subject to any terms and conditions imposed by the Company, to have the minimum required tax withholding obligation related to the payout of the Vested RSUs satisfied either via a net share withholding method authorized by the applicable equity plan or by Executive paying the required tax withholding to the Company (and if the Company shall fail to provide such election form to Executive within 20 calendar days prior to the scheduled payout date of the Vested RSUs, then Executive shall have the right to notify the Company in writing, no later than 10 calendar days prior to payout, regarding the elected withholding method). The portion of the RSUs that remain unvested after the application of this Section 3(b) (which includes, for the avoidance of doubt, the RSUs that would have otherwise vested on March 31, 2014 and March 31, 2015) shall automatically be forfeited without further action by the Parties, and shall be of no further force or effect, as of the Separation Date.

(c) Consulting Agreement. The Company and Executive shall enter into a Consulting Services Agreement in the form attached as Exhibit C (the “Consulting Services Agreement”).

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(d) Liability Insurance. The Company shall insure Executive, or shall cause Executive to be insured, under directors’ and officers’ liability insurance at the same level as other directors and officers of the Company are covered from time-to-time for a period of three (3) years after the Separation Date.

(e) Attorneys’ Fees. The Company shall reimburse Executive for the reasonable attorneys’ fees he incurred in connection with the negotiation, implementation, and documentation of this Agreement and other arrangements relating to his employment with the Company, which reimbursement shall be payable in a single lump sum no later than 45 calendar days after the Separation Date, provided that (i) the Release described in Section 4 below becomes effective and irrevocable in accordance with its terms within this 45-day period, (ii) Executive submits the reimbursement request to the Company in writing, with supporting documentation, no later than 15 calendar days after the Separation Date, and (iii) in no event shall the Company reimburse attorneys’ fees in excess of $25,000.

4. Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 3, within 21 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5. Employment Agreement. Executive acknowledges that the payments and arrangements contained in this Agreement shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof. Executive agrees that, as of the Separation Date, this Agreement supersedes and replaces the severance terms of the Employment Agreement and that Company has no further obligations to Executive under the terms of the Employment Agreement, except as specifically provided in Section 2 of this Agreement. Notwithstanding the preceding sentence, Executive acknowledges and agrees that he remains obligated to comply with the provisions of Section 11 (Work Product), Section 12.1 (Confidentiality), Section 12.2 (Nonsolicitation), Section 12.3 (Noncompetition), Section 12.4 (Remedies; Attorney’s Fees), and 12.5 (Acknowledgement) of the Employment Agreement, which provisions shall continue to apply, in accordance with their terms, on and after the Separation Date, notwithstanding the termination of Executive’s employment or the termination of the contract period under the Employment Agreement. The Parties acknowledge that the provisions of Section 11 (Work Product) and Section 12.1 (Confidentiality) of the Employment Agreement shall also apply to “Work Product” and “Confidential Information”, as those terms are defined in the Employment Agreements, acquired, conceived, developed contributed to, or made by Executive during the “Consulting Period”, as that term is defined in the Consulting Services Agreement.

6. Compensation Recovery Policy. Executive acknowledges that he shall remain subject to the provisions of the Compensation Recoupment Policy Acknowledgement and Agreement and the related Compensation Recovery Policy (the “Policy”), as in effect on the Effective Date, which agreement and Policy shall survive and continue in full force and effect notwithstanding the termination of Executive’s employment. The Parties acknowledge that, on and after the Effective Date, the Company may not amend or modify the

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Policy in a manner that adversely affects Executive, unless the Company determines in good faith that such amendment or modification is required in order to comply with applicable laws or exchange listing requirements.

7. Return of Property. In connection with Executive’s role as a consultant following the Separation Date, during the “Consulting Period” (as defined in the Consulting Services Agreement), Executive may keep in his possession items of Company property that are identified by the Company as appropriate for such role, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, manuals, books, notebooks, financial statements, reports and other documents.

8. Non-Disparagement. Executive agrees that he will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns. Subject to Executive’s continuing obligations to comply with Section 12.1 (Confidentiality) of the Employment Agreement as provided herein, nothing in this Section 8 shall preclude Executive from communicating truthfully while acting in his capacity as President and Chief Executive Officer until June 30, 2012, or, thereafter, from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings. The Company likewise agrees that it will not release any information or make any statements, and its officers and directors shall not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of Executive. Nothing herein shall preclude the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Executive in advance if it has reason to believe such response or testimony will directly relate to Executive, or preclude the Company from complying with applicable disclosure requirements.

9. Miscellaneous.

(a) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A, (ii) the payments and benefits under this Agreement are intended to be treated as separate payments for purposes of Section 409A, and

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(iii) Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code. Notwithstanding any provision of this Agreement to the contrary, any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A shall be paid no earlier than (1) the date that is six months after the date of the Executive’s separation from service for any reason other than death, or (2) the date of the Executive’s death. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b) Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such Federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A of the Code), and neither the Company nor its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c) Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d) Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs, and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns. Except as provided in the next sentence, the Company may not assign this Agreement or delegate any of its obligations hereunder without the prior written consent of Executive. The Company, however, shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume this Agreement expressly in writing and to expressly agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(e) Final and Entire Agreement; Amendment. This Agreement (including Exhibit A), together with the Release and Consulting Services Agreement, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

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(f) Representation By Counsel. Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of its or his choice prior to the execution of this Agreement and the Release. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes. Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and the Release. If any ambiguity or question of intent or interpretation arises, this Agreement and the Release shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(g) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to conflict of laws principles. Each Party (i) agrees that any action arising out of or relating to this Agreement or the transaction provided for herein shall be brought exclusively in the courts of the State of Ohio or of the United States of America for the Southern District of Ohio, (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions. EACH PARTY WAIVES ITS OR HIS RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS REGARDING, OR ARISING UNDER, THE TERMS OF THIS AGREEMENT. The Parties further agree that the prevailing party (by judgment, court order or negotiated private settlement) in any action to enforce its or his rights under this Agreement shall be entitled to recover payment from the non-prevailing party of the prevailing party’s reasonable costs, expenses and attorneys’ fees, as well as expert witness fees and expenses, incurred in connection with any such action.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company: Global Power Equipment Group Inc., 400 E. Las Colinas Boulevard, Suite No. 400 Irving, TX 75039, Attention: General Counsel;

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(i) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

(Signatures are on the following page)

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IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC.

By:/s/ Charles Macaluso

Its: Chairman of the Board of Directors

EXECUTIVE

/s/ David L. Keller

David L. Keller

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EXHIBIT A

RSUs

Date of Grant	Unvested RSUs Remaining on Separation Date	Otherwise Scheduled to Vest on March 31, 2013	Otherwise Scheduled to Vest on March 31, 2014	Otherwise Scheduled to Vest on March 31, 2015
9/14/2009	20,832	20,832	0	0
3/23/2010	8,333	4,166	4,167	0
7/21/2011	25,125	8,375	8,375	8,375

A-1

EXHIBIT B

GENERAL RELEASE

This General Release (this “Release”) is entered into by and between David L. Keller (the “Executive”) and Global Power Equipment Group Inc. (the “Company”) as of the              day of             , 2012.

1. Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of June 30, 2012.

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 3 of the Retirement Agreement between Executive and the Company dated as of June 6, 2012 (the “Retirement Agreement”), upon the terms, and subject to the conditions, of the Retirement Agreement. Executive agrees that he is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Sections 2 and 3 of the Retirement Agreement.

3. No Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Claims Released by Executive. In consideration of the payments and benefits set forth in Section 2 of this Release, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective successors and assigns (the “Global Power Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Global Power Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Global Power Group’s equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services

Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Global Power Group or the separation of Executive’s employment with the Global Power Group.

Without limiting the foregoing paragraph, Executive represents that he understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Global Power Group as of the date he signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date he signs this Release, he may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and he voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein shall release the Global Power Group from (i) any obligation under the Retirement Agreement, including without limitation Section 3 of the Retirement Agreement; (ii) any obligation under the Consulting Services Agreement attached as Exhibit C to the Retirement Agreement (the “Consulting Services Agreement”); (iii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan, including the Company’s 401(k) plan, that were vested as of the Separation Date; and (iv) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

5. Claims Released by the Company. In consideration for receiving Executive’s release hereunder, the Company, on behalf of itself and the other Releasees, and each of them, does hereby irrevocably and unconditionally release, acquit and forever discharge Executive from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Company has, had, or may ever have against Executive relating to or arising out of Executive’s employment or separation from employment with the Global Power Group, from the beginning of time and up to and including the date the Company executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour law violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Global Power Group’s equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation.

Notwithstanding the foregoing provisions of this Section 5, nothing herein shall release Executive from (i) any act that constitutes a criminal act under any Federal, state or local law committed or perpetuated by Executive during the course of Executive’s employment with the Company or its affiliates or thereafter prior to the execution date of this Release (including any criminal act of fraud, material misappropriation of funds or embezzlement, or any other criminal action); (ii) any act of fraud or material theft committed by Executive in connection with his employment with the Company or thereafter prior to the execution date of this Release; or (iii) Executive’s continuing obligations under the Employment Agreement, Retirement Agreement and Consulting Services Agreement.

6. Bar. Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Sections 3(b), 3(c) and 3(e) of the Retirement Agreement. The Company acknowledges and agrees that if it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Executive with respect to any cause, matter or thing which is the subject of the release under Section 5 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and Executive may recover from the Company all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

7. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles.

8. Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel before entering into this Release. Executive acknowledges that he was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21 day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive acknowledges and agrees that the promises made by the Global Power Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.

9. Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 9(h) of the Retirement Agreement, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Agreement, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of the Release.

10. Miscellaneous. This Release is the complete understanding between Executive and the Global Power Group in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Global Power Group, except as specifically excluded by this Release. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Global Power Group to carry out the provisions of this Release.

11. Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

GLOBAL POWER EQUIPMENT GROUP INC.

[To be signed on or after Separation Date and

during the Release Period]

By:

Its:

EXECUTIVE

[To be signed on or after Separation Date and

during the Release Period]

David L. Keller

EXHIBIT C

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is made and entered into as of July 1, 2012, by and between David L. Keller (“Consultant”) and Global Power Equipment Group Inc. (the “Company”). The Company and Consultant are sometimes collectively referred to herein as the Parties and individually as a Party.

WHEREAS, Consultant is a highly experienced executive and a former President and Chief Executive Officer of the Company, with unique knowledge and expertise concerning the assets, business strategy and management of the Company;

WHEREAS, the Company and Consultant have entered into that certain Retirement Agreement, dated as of June 6, 2012 (the “Retirement Agreement”), pursuant to which Consultant’s employment with the Company and its affiliates terminated effective as of the date thereof; and

WHEREAS, the Company and Consultant desire that Consultant provide the Company with certain consulting services relating to the Company’s business and operations.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1. Engagement. The Company hereby engages Consultant, and Consultant agrees to provide certain consulting services to the Company, in accordance with the terms, and subject to the conditions, of this Agreement.

2. Consulting Period. During the period commencing on the date that the release described in the Retirement Agreement (the “Release”) becomes effective and irrevocable in accordance with its terms (the “Effective Date”) and ending on March 15, 2013, or such earlier date on which Consultant’s consulting relationship with the Company is terminated as provided herein (the “Consulting Period”), Consultant shall, at the Company’s request, provide consulting services to the Company and its affiliates as set forth in Section 3 below (the “Consulting Services”). It is expressly understood that upon expiration or termination of the Consulting Period, the consulting relationship between the Parties shall come to an end unless otherwise provided by the Parties in writing. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

3. Services To Be Provided. During the Consulting Period, Consultant agrees to serve the Company in such capacity or capacities (and to perform such duties) as may be specified from time-to-time by the Company’s Chief Executive Officer or Board of Directors. In particular, Consultant agrees that, to the extent reasonably requested by the Company’s Chief Executive Officer or Board of Directors, he shall (a) conscientiously and in good faith make efforts to facilitate the successful transition of the individual who succeeds Consultant as the Company’s President and Chief Executive Officer, (b) conscientiously and in good faith make efforts to facilitate the transition of key customer relationships, (c) participate in key industry and trade association activities and events (and other business development activities) on behalf of the Company, (d) participate in key contract negotiations and renewals, (e) provide the Company with strategic advice with respect to any potential business acquisitions or divestitures, (f) participate in, and provide guidance with respect to, investor relations activities, and (g) provide reasonable assistance to the Company in litigation and regulatory matters that relate to events that occurred during Consultant’s period of employment with the Company. In connection therewith, Consultant shall make himself available (by telephone or otherwise) at reasonable times during normal business hours and on reasonable notice to consult with the Company’s Chief Executive Officer and Board of Directors; provided, however, that the Consulting Services rendered by Consultant during the Consulting Period shall not exceed 40 hours each calendar month. In addition, Consultant shall make himself available to travel within the United States (and internationally but only if the Executive consents to such travel) in connection with his services hereunder if reasonably requested by the Company’s Chief Executive Officer or Board of Directors and any travel expenses associated therewith shall be reimbursed to the extent provided by Section 6.

4. Non-Exclusive Relationship. The Consulting Services being provided by Consultant are on a non-exclusive basis, and Consultant shall be entitled to perform or engage in any activity not inconsistent with this Agreement or otherwise prohibited by Section 11 of this Agreement. Moreover, the Company shall be permitted to engage any other individual or firm as an investment banker, broker, consultant or other professional advisor during the Consulting Period.

5. Compensation. The Company shall pay Consultant the following compensation for the Consulting Services provided hereunder:

(a) Consulting Fee. During the Consulting Period, and retroactive to July 1, 2012, the Company shall pay Consultant a monthly retainer of $67,391.88 for Consulting Services to be performed by Consultant (the “Consulting Fee”). Consultant shall submit an invoice to the Company on a monthly basis not later than the 10th calendar day following the last calendar day of such month, reasonably identifying the Consulting Services rendered; provided that the failure to submit such invoice shall not relieve the Company of its obligation to pay the Consulting Fee hereunder. The Company shall pay Consultant the Consulting Fee for such services promptly, but in no event later than 15 calendar days following the last day of the month with respect to which such services are performed. Notwithstanding the foregoing, the final pro-rated Consulting Fee due to Consultant for the period commencing March 1, 2013 and ending March 15, 2013 shall be paid to Consultant no later than March 15, 2013.

(b) Tax Obligations. Consultant shall be responsible for the payment of all taxes, interest and penalties owed on all amounts paid to Consultant by the Company hereunder (including any taxes, interest and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Consultant harmless from any or all of such taxes, interest or penalties.

6. Reimbursable Costs. The Company shall reimburse Consultant in accordance with general policies and practices of the Company for actual and reasonable expenses incurred in performing the Consulting Services during the Consulting Period, payable within 30 calendar days of receipt of an invoice; provided that the invoice is provided to the Company no later than two months prior to the end of the calendar year immediately following the year in which the expense was incurred. The amount of any reimbursements that constitute compensation in one year shall not affect the amount of reimbursements constituting compensation that are eligible for payment or reimbursement in any other year, and Consultant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

7. Duties of the Company. The Company shall (a) grant Consultant access to records, files, office space, employees and consultants as reasonably required for Consultant to perform the Consulting Services contemplated herein; (b) provide Consultant with computer equipment, software, internet access, and communication devices reasonably required for Consultant to perform the Consulting Services contemplated hererin; and (c) pay to Consultant the amounts due to Consultant within the time periods specified herein.

8. Duties of Consultant. Subject to Section 3 and Section 11 of this Agreement, Consultant shall (a) dedicate such time commitment to the Consulting Services as is reasonably necessary to perform such Consulting Services, (b) comply with all applicable federal, state and municipal laws and regulations required to enable Consultant to render to the Company the Consulting Services called for herein; and (c) upon termination of the Consulting Period, return to the Company all Company property in Consultant’s possession, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, manuals, books, notebooks, financial statements, reports and the additional items required by Section 11 of this Agreement.

9. Retention of Authority. Throughout the Consulting Period, the Company shall retain all authority and control over the business, policies, operations and assets of the Company and its affiliates. Consultant shall not knowingly violate any rules or policies of the Company applicable to Consultant or violate any applicable law in connection with the performance of the Consulting Services. The Company does not, by virtue of the Agreement, delegate to Consultant any of the powers, duties or responsibilities vested in the Company or its affiliates by law or under the organizational documents of the Company or its affiliates. Consultant shall have no authority to enter into contracts or agreements on behalf of the Company or its affiliates during or after the Consulting Period.

10. Independent Consultant Status. In performing the Consulting Services herein, the Company and Consultant agree that Consultant shall at all times be acting solely as an independent contractor and not as an employee of the Company. The Parties acknowledge that Consultant was, prior to the Effective Date, an employee of the Company, serving as President and Chief Executive Officer of the Company, but that such employment relationship has terminated prior to the effectiveness of this Agreement. The Company and Consultant agree that Consultant will not be an employee of the Company or its affiliates during the Consulting Period in any matter under any circumstances or for any purposes whatsoever, and that Consultant and not the Company shall have the authority to direct and control Consultant’s performance of his activities hereunder. The Company shall not pay, on the account of Consultant or any principal, employee or contractor of Consultant, any unemployment tax or other taxes, required under the law to be paid with respect to employees; nor shall the Company withhold any monies from the fees of Consultant for income or employment tax purposes (other than as determined by the

Company, and as required by law, with respect to that portion of the Consulting Fee, if any, that is considered severance for tax purposes); nor shall the Company provide Consultant, in his capacity as such, or any principal, employee or contractor of Consultant with any benefits, including pension, retirement, or any kind of insurance benefits, including workers compensation insurance. Consultant and the Company hereby agree and acknowledge that this Agreement does not impose any obligation on the Company to offer employment to Consultant at any time. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the Company and Consultant, nor to authorize either Party to act as general or special agent of the other Party in any respect.

11. Employment Agreement. Consultant acknowledges and agrees that he remains obligated to comply with the provisions of Section 11 (Work Product), Section 12.1 (Confidentiality), Section 12.2 (Nonsolicitation), Section 12.3 (Noncompetition), Section 12.4 (Remedies; Attorney’s Fees), and 12.5 (Acknowledgement) of the Employment Agreement between Executive and the Company dated September 11, 2009 (the “Employment Agreement”), which provisions shall continue to apply, in accordance with their terms, on and after the Separation Date, notwithstanding the termination of the contract period under the Employment Agreement. The Parties acknowledge that the provisions of Section 11 (Work Product) and Section 12.1 (Confidentiality) of the Employment Agreement shall apply to “Work Product” and “Confidential Information”, as those terms are defined in the Employment Agreements, acquired, conceived, developed contributed to, or made by Executive during the Consulting Period.

12. Termination. Either Party may terminate this Agreement and Consultant’s services hereunder at any time and for any reason by providing at least 30 calendar days prior written notice to the other Party in accordance with Section 13(h) below. In the event of such termination, Consultant shall be entitled to receive all earned but unpaid Consulting Fees through the date of termination, including a pro rata portion of the Consulting Fee for the partial month in which the termination date occurs, and except as set forth in the following sentence, shall have no further rights to payment of any consulting fees or other compensation hereunder. Notwithstanding the foregoing, in the event of a termination of Consultant’s services by the Company without Cause (as defined below) during the Consulting Period, Consultant shall be entitled to continue to receive the monthly Consulting Fees through March 15, 2013, in accordance with the payment schedule set forth in Section 5(a) hereof. For purposes of this Section 12, Cause shall mean (i) Consultant’s conviction of a felony or an act of fraud or dishonesty resulting in material injury to business or reputation of the Company or its affiliates; or (ii) Consultant’s material breach of any of his obligations under this Agreement, provided the Company first transmits to Consultant a written document specifying the material breach and permits Consultant 30 calendar days to cure such breach to the Company’s reasonable satisfaction.

13. Miscellaneous.

(a) Final and Entire Agreement; Amendment. This Agreement, together with the Retirement Agreement (including Exhibit A) and Release, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(b) Amendments. No provision of this Agreement may be amended, modified or waived except by a written instrument signed by each of the Parties hereto (or, in the case of a waiver, by the Party against whom enforcement of the waiver is sought).

(c) Successors. This Agreement is personal to Consultant and without the prior written consent of the Company shall not be assignable by Consultant other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Consultant’s surviving spouse, heirs, and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns. Except as provided in the next sentence, the Company may not assign this Agreement or delegate any of its obligations hereunder without the prior written consent of Consultant. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of the Company’s business and/or assets to assume this Agreement expressly in writing and to expressly agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(d) Choice of Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to conflict of laws principles. Each Party (i) agrees that any action arising out of or relating to this Agreement or the transaction provided for herein shall be brought exclusively in the courts of the State of Ohio or of the United States of America for the Southern District of Ohio, (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions. EACH PARTY WAIVES ITS OR HIS RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS REGARDING, OR ARISING UNDER, THE TERMS OF THIS AGREEMENT. The Parties further agree that the prevailing party (by judgment, court order or negotiated private settlement) in any action to enforce its or his rights under this Agreement shall be entitled to recover payment from the non-prevailing party of the prevailing party’s reasonable costs, expenses and attorneys’ fees, as well as expert witness fees and expenses, incurred in connection with any such action.

(e) Effect of Waivers and Consents. No waiver of any default or breach by any Party hereto shall be implied from any omission by a Party to take any action on account of such default or breach if such default or breach persists or is repeated and no express waiver shall affect any default or breach other than the default or breach specified in the express waiver, and that only for the time and to the extent therein stated. One or more waivers of any covenant, term or condition of this Agreement by a Party shall not be construed to be a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by any Party shall not be deemed to waive or render unnecessary the consent to or approval of said Party of any subsequent or similar acts by a Party.

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

(g) Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Consultant: at Consultant’s most recent address on the records of the Company;

If to the Company: Global Power Equipment Group Inc., 400 E. Las Colinas Boulevard, Suite No. 400 Irving, TX 75039, Attention: General Counsel, Attention: General Counsel;

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(i) Representation By Counsel. Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of his or its choice prior to the execution of this Agreement. Without limiting the generality of the foregoing, Consultant acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes. Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(j) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Consultant notifies the Company (with specificity as to the reason therefor) that Consultant believes that any provision of this Agreement would cause Consultant to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Consultant, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties acknowledge and agree that (i) the payments in Section 5(a) of this Agreement are intended to be treated as separate payments for purposes of Section 409A, and (ii) the Company intends to require Consultant to, and Consultant intends to, perform services during the Consulting Period at a level equal to or less than 20% of the average level of service Consultant previously performed for the Company during the 36-month period immediately preceding the Effective Date.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

GLOBAL POWER EQUIPMENT GROUP INC.

By:

Its:

CONSULTANT

David L. Keller

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